UNITED STATES SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549
FORM 8-K

 CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 2, 2019

NEWPARK RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-2960	72-1123385
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9320 Lakeside Boulevard, Suite 100 The Woodlands, TX		77381
(Address of principal executive offices)		(Zip Code)
 Registrant’s telephone number, including area code: (281) 362-6800
_____________________________________________________
(Former name or former address, if changed since last report.)
 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 par value	NR	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
On July 2, 2019, Bruce C. Smith, who serves as Executive Vice President and President of Fluids Systems of Newpark Resources, Inc. (the “Company”), submitted his written notice of intent to retire from the Company effective July 15, 2019 (the “Effective Date”). On such date, the Company and Mr. Smith entered into a Retirement and Restrictive Covenant Agreement and General Release effective as of the Effective Date (the “Retirement Agreement”). The Retirement Agreement contains certain confidentiality provisions and restrictive covenants, including non-solicitation restrictions, non-disparagement obligations and non-compete obligations.
Pursuant to the terms of his Amended and Restated Employment Agreement dated July 1, 2017 (the “Smith Employment Agreement”), Mr. Smith will receive payment of (i) all regular pay through the Effective Date and (ii) all accrued, unused vacation through the Effective Date. In return for his execution of the Retirement Agreement and compliance with the confidentiality provisions and restrictive covenants, including non-solicitation restrictions, non-disparagement obligations and non-compete obligations, set forth therein, Mr. Smith will receive a lump sum cash payment of $150,000 on the Effective Date in recognition of his outstanding performance over the past several years during which he did not receive any long term incentive awards, and he will be entitled to the following post-employment compensation and benefits under the Company's Amended and Restated Retirement Policy (the “Retirement Policy”), subject to his continued compliance with the terms of the Retirement Policy and the Retirement Agreement, in addition to those contained in the Smith Employment Agreement:

(a)
Extension of the post-termination exercise period for each of the outstanding stock options that he holds as of the Effective Date that were granted on June 9, 2011, June 6, 2012, June 6, 2013 and May 21, 2014, until the earlier of (i) the second anniversary of the Effective Date or (ii) the original expiration date of the applicable option;

(b)
Extension of the post-termination exercise period for each of the outstanding stock options that he holds as of the Effective Date that were granted on May 22, 2015 and May 19, 2016, until the original expiration date of the applicable option;

(c)
Payment in March 2020 of a pro rata portion of his annual non-equity incentive (cash) award for the calendar 2019 performance period that was awarded to him in February 2019, subject to achievement of the applicable performance conditions set forth in such award; provided, however, that the calculation of the amount of such award will be based only on earnings received by Mr. Smith through the Effective Date;

(d)	Payment in March 2020 of the remaining portion of his currently outstanding annual non-equity incentive (cash) award for the calendar 2017 performance period, which equals $31,330; and

(e)	Payment in June 2020 of a pro rata portion of the actual earned amount of the performance cash award issued to Mr. Smith on June 10, 2017.
In connection with Mr. Smith's anticipated retirement from the Company on the Effective Date, on July 2, 2019 Mr. Smith and the Company entered into a consulting services agreement effective as of the Effective Date (the “Consulting Agreement”). Pursuant to the Consulting Agreement, Mr. Smith has agreed to serve as a consultant to the Company, performing such services as requested from time to time. The term of the Consulting Agreement begins on the Effective Date and ends on July 15, 2020 (the “Expiration Date”). Mr. Smith will be eligible to receive compensation of $250 per hour for consulting services performed and a lump sum cash payment of up to $150,000 on the Expiration Date, subject to (i) his compliance with the non-solicitation restrictions, non-disparagement obligations, confidentiality restrictions and non-compete restrictive covenants set forth in the Smith Employment Agreement, the Retirement Agreement and the Consulting Agreement, and (ii) his satisfactory performance of the consulting services during the term of the Consulting Agreement as determined in the sole discretion of the Company's Chief Executive Officer.
The foregoing descriptions of the Retirement Agreement and the Consulting Agreement are not complete and are qualified in their entirety by reference to the Retirement Agreement, a copy of which is attached hereto as Exhibit 10.1 and the Consulting Agreement, a copy of which is attached hereto as Exhibit 10.2, and each of which is incorporated herein by reference.
The foregoing description of the compensation and benefits available to Mr. Smith pursuant to the Smith Employment Agreement is not complete and is qualified in its entirety by the Smith Employment Agreement, which is incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on July 3, 2017, as amended by the First Amendment to the Smith Employment Agreement, dated as of November 15, 2018, which is incorporated herein by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed on November 16, 2018.

On July 2, 2019, David Paterson, age 48, was appointed by the Board of Directors of the Company to serve as Vice President of the Company and President of Fluids Systems, effective as of the Effective Date. From 2018 to 2019, Mr. Paterson served as President - Pressure Pumping of Weir Oil and Gas. From 2013 to 2018, he served in varying roles for Schlumberger, including President - Artificial Lift, President - Geoservices and Vice President - Drilling Group Asia. Prior to 2013, Mr. Paterson held various executive positions of operational and management roles with M-I SWACO. Mr. Paterson holds a Bachelor of Science and a Master of Science in Offshore Engineering from The Robert Gordon University in Aberdeen, Scotland.
On July 2, 2019, the Company's wholly-owned subsidiary, Newpark Drilling Fluids S.p.A. ("NDF S.p.A."), entered into an Employment Agreement with Mr. Paterson pursuant to which Mr. Paterson will serve as President of Fluids Systems (the “Paterson Employment Agreement”). Under the terms of the Paterson Employment Agreement, NDF S.p.A. has agreed to employ Mr. Paterson in Rome, Italy for an initial 12-month term commencing on the Effective Date. He will receive an annual base salary in euros equivalent to $435,000, and he will have the opportunity under the Company’s annual cash incentive plan to earn a cash bonus targeted at 70% of his annual base salary with actual payment of between 0% and 210% of his annual base salary based on performance measures and goals to be set by the Company’s Compensation Committee. He will also be eligible to receive annual restricted stock grants, stock options and/or performance restricted share awards under the Company’s long-term incentive plans, as determined at the discretion of the Company’s Compensation Committee.
As an inducement to accept employment with the Company, Mr. Paterson will be awarded on the Effective Date a special equity grant of 100,000 time-based restricted stock units that vest over four years (with the first half vesting on the second anniversary of the Effective Date and the second half vesting on the fourth anniversary of the Effective Date). Pursuant to the Paterson Employment Agreement, Mr. Paterson is also entitled to receive (i) four weeks of paid vacation annually, (ii) the right to participate in the employee benefit plans and programs generally made available to the personnel of NDF S.p.A., (iii) housing allowance in euros equivalent to $9,500 per month, (iv) a car for his use, (v) reimbursement in full for all reasonable and necessary business, entertainment and travel expenses incurred or expended in the performance of his duties, and (vi) other standard expatriate benefits of up to approximately $170,0000 per year in total covering schooling expenses, tax equalization, personal travel and professional tax advice.
On the Effective Date, the Company entered into a letter agreement with Mr. Paterson (the “Letter Agreement”). The parties agreed in the Letter Agreement that, provided that Mr. Paterson’s visa application to work in the United States is approved and he receives authorization to work in the United States, NDF S.p.A. and Mr. Paterson will mutually terminate the Paterson Agreement and he will simultaneously enter into a new employment agreement with the Company with annual base salary and targeted annual cash incentive substantially similar to those set forth in the Paterson Employment Agreement, and he will continue to be eligible to receive annual restricted stock grants, stock options and/or performance restricted share awards under the Company’s long term incentive plans, as determined at the discretion of the Company’s Compensation Committee.
On July 2, 2019, Mr. Paterson and the Company executed a change of control agreement effective as of the Effective Date in a form consistent with the change of control benefits policy applicable to, and similar to that executed by, the other executive officers of the Company. The change of control agreement requires a change of control of the Company and the termination of Mr. Paterson's employment under certain circumstances to trigger the benefits (often referred to as a “double-trigger”). Under the change of control agreement, if Mr. Paterson is terminated Without Cause or resigns for Good Reason after the date of the occurrence of certain specified events constituting a change of control of the Company, Mr. Paterson shall be entitled to receive a payment of two times his annual base salary and the higher of his target bonus or the highest bonus he earned under the Company’s annual cash incentive plan during the immediately preceding two years. Mr. Paterson will also receive full vesting of all options, restricted stock and deferred compensation. In addition, Mr. Paterson shall be eligible for continuation of life insurance, medical and dental health benefits, and disability benefits until he obtains reasonably equivalent employment or for two years from the date of termination, whichever is earlier, as well as direct payment by the Company for the costs of outplacement services obtained within the one-year period after termination, not to exceed $20,000.
Mr. Paterson also entered into an Indemnification Agreement, which requires the Company to indemnify Mr. Paterson to the fullest extent permitted by applicable law against liability that may arise by reason of his service to the Company, and to advance certain expenses incurred as a result of any proceeding against him as to which he could be indemnified, and a Confidentiality and Non-Competition Agreement with the Company, which contains customary confidentiality, non-competition and non-solicitation of employees or customers provisions.

Other than with respect to his employment with NDF S.p.A., Mr. Paterson does not have any material relationship with any director or executive officer of the Company, the Company or its affiliates and has no family relationships with any directors or officers of the Company.
The foregoing descriptions of the Paterson Employment Agreement, Letter Agreement, Change in Control Agreement and Confidentiality and Non-Competition Agreement are not complete and are qualified in their entirety to the Paterson Employment Agreement, a copy of which is attached hereto as Exhibit 10.3, the Letter Agreement, a copy of which is attached hereto as Exhibit 10.4, the Change in Control Agreement, a copy of which is attached hereto as Exhibit 10.5, and the Confidentiality and Non-Competition Agreement, a copy of which is attached hereto as Exhibit 10.6, and each of which is incorporated herein by reference.
The foregoing description of the Indemnification Agreement is not complete and is qualified in its entirety to the form of Indemnification Agreement, which is incorporated by reference herein to Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q filed on July 25, 2014.
Item 7.01    Regulation FD Disclosure.
On July 8, 2019, the Company issued a press release announcing the retirement of Mr. Smith and the appointment of Mr. Paterson as President of Fluids Systems. A copy of the press release is furnished and attached as Exhibit 99.1 hereto and is incorporated herein solely for the purposes of this Item 7.01 disclosure.
The information furnished in this Item 7.01 and in Exhibit 99.1 to this Current Report shall not be deemed to be “filed” for purposes of Section 18 of the Securities Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.
Item 9.01      Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description
10.1	Retirement and Restrictive Covenant Agreement and General Release, dated as of July 2, 2019 between Newpark Resources, Inc. and Bruce C. Smith.
10.2	Consulting Services Agreement, dated as of July 2, 2019 between Newpark Resources, Inc. and Bruce C. Smith.
10.3	Employment Agreement, dated as of July 2, 2019 between Newpark Drilling Fluids S.p.A. and David Paterson.
10.4	Letter Agreement, dated as of July 2, 2019 between Newpark Resources, Inc. and David Paterson.
10.5	Change in Control Agreement dated as of July 2, 2019 between Newpark Resources, Inc. and David Paterson.
10.6	Confidentiality and Non-Competition Agreement, dated as of July 2, 2019 between Newpark Resources, Inc. and David Paterson.
99.1	Press Release dated July 8, 2019.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWPARK RESOURCES, INC.
Dated:	July 8, 2019	By:	/s/ E. Chipman Earle
E. Chipman Earle
Vice President, General Counsel, Chief Administrative Officer and Corporate Secretary